Exhibit 3.5

English Translation of a Chinese Document

Articles of Association

for

Sole Proprietorship of Jinjiang Yiheng Shoes Material Co., Ltd

Chapter 1 General Provisions

Article 1

In accordance with the Law of the People’s Republic of China on Wholly Foreign-owned Enterprise, Mr. Yik Chun Hung from Hong Kong applied to set up a wholly foreign-owned enterprise “Jinjiang Yiheng Shoes Material Co., Ltd” (hereinafter referred to as the Company) in Jinjiang city of Fujian province in November 2015, these articles of associations are hereby incorporated.

Article 2

The name of the Company is “Jinjiang Yiheng Shoes Material Co., Ltd”.

The legal address of the Company is: Xingban Industrial Area, Xintang Sub-district,
Jinjiang City.

Article 3 Name and Legal Address of the Investor:

Investor: Yik Chun Hung

Address: No. 11294, Wah Ching House, Wah Fu Estate, Aberdeen

Article 4

The Company is a limited liability company.

Article 5

The Company is a corporate legal person of the People’s Republic of China and it is governed and protected by the laws of the People’s Republic of China. All of its activities shall be subject to the laws, ordinances and relevant regulations of the People’s Republic of China.

Chapter 2 Business Scope

Article 6

Business scope: Production of EVA, rubber combined soles, TPU soles and EVA soles.

Article 7

Scale of production: annual production of 3 million pairs of EVA sole, 1 million pairs of TPU sole and 1 million pairs of rubber composite sole. Annual value of production is RMB 18 million Yuan.

English Translation of a Chinese Document

Article 8

Product sales proportion: domestic and export sales proportion will be determined by market.

Chapter 3 Total Investment and Registered Capital

Article 9

The total investment for the Company is 5 million HK dollars, and the registered capital is 5 million HK dollars.

of which: domestic purchase of machinery equipment is 0.96 million HK dollars (see appendix for the equipment details); working capital is 4.04 million HK dollar.

The Company temporarily rents buildings of Jinjiang City Yujin Shoes Co., Ltd as its production site, which is located in Xingban Industrial Area, Xintang Sub-district, Jinjiang City.

Article 10

The company will contribute not less than 30% of the total investment within 3 months after it applies for business license, and the remaining investment will be fully contributed within 18 months. The tangible assets used as contribution capital by the investor shall be appraised by the appraisal institution according to the regulation of Fujian Province Interim Provisions on Appraisal of Foreign Investment Tangible Assets. Each time after the contribution is paid, a PRC registered accountant firm shall be engaged to verify the contribution and to issue a capital verification report. Such capital verification report shall be filed with the examination and approval authority and the Industry and Commerce Administration Authority for record.

Article 11

Any increase, transfer, division or consolidation of the registered capital of the Company or any major change to the capital for any other reason shall be subject to approval by a competent verification and approval authority and change registration formalities with the administration for industry and commerce.

Chapter 4 Legal Representative

Article 12

The Company shall set a legal representative, which is the highest authority of the Company and deciding all significant matters, with functions and powers as follows:

1. to decide and approve significant report (production plan, annual business report and capital loans etc.) submitted by the general manager.

2. to approve annual financial report, budget for revenues and expenditures, and profit withdrawal.

3. to pass any modifications to the Company’s significant rules and regulations.

4. to decide company division, merger, production suspension and termination.

5. to be in charge of liquidation when the Company is expired or terminated.

6. other significant matters shall be decided by the legal representative.

English Translation of a Chinese Document

Article 13

The legal representative will make decision on significant matters concerning Company production and operation. Detailed written record shall be signed by legal representative and kept on file.

Chapter 5 Operation and Management Organs

Article 14

The Company has one general manager and one assistant manager, both of which shall be appointed by the legal representative.

Article 15

The general manager is accountable to the legal representative directly and implements the legal representative’s decisions, and organizes and leads the Company’s daily production, and technical operation and management. The vice general manager shall assist the general manager in his work and perform the duties of the general manager on behalf of the general manager when he/she is absent.

Article 16

The general manager and the vice general manager have the tenure of three (3) years and may serve continued terms upon appointment by the legal representative.

Article 17

The legal representative may work concurrently as the general manager or vice general manager and any other senior officer of the Company. Neither the general manager nor the vice general manager can work as the general manager or vice general manager of any other economic organization. Nor can they participate in any business competition against the Company by any other economic organization.

Article 18

The general manager, vice general manager and any other senior officer shall present a written report when asking for resignation. In the event of any jobbery or gross neglect of duty, any of them can be dismissed at any time upon consent of the executive director, and if any of them violates the law, he/she shall be held accountable for criminal liabilities.

Chapter 6 Taxes, Finance and Accounting

Article 19

The Company shall pay taxes in pursuance of relevant laws and regulations of the People's Republic of China and enjoy preferential treatment of tax reduction and exemption.

Article 20

The Company shall establish the financial and accounting systems in pursuance of the laws and regulations and provisions of a competent financial administration of the People’s Republic of China, and report this to the local financial administration and taxation bureaus in the place where it is located for record.

English Translation of a Chinese Document

Article 21

The Company adopts the fiscal year from January 1 to December 31 of the Gregorian calendar.

Article 22

The accounting vouchers, books and accounting statements which are developed by the Company shall be written in Chinese. The Company’s annual accounting statements and liquidation accounting statements shall be prepared in pursuance of the provisions of financial administrations and taxation bureaus of China. China’s CPAs shall be engaged to verify these statements, who shall present relevant reports.

Article 23

The Company accepts RMB as its standard money for bookkeeping. The conversion between RMB and any other currency shall be calculated at the exchange rate announced by the State Administration of Foreign Exchange of the People’s Republic of China on the day when the fact occurs.

Article 24

The Company’s financial and accounting books shall record the following contents::

1. All of the Company’s cash revenue and disbursement;

2. Sales and purchases of all of the Company’s goods and materials;

3. The Company’s registered capital and liabilities.

Article 25

The financial department of the Company shall submit annual balance sheets to the competent financial and taxation authorities and report this to the verification and approval authority and the administration for industry and commerce for record.

Chapter 7 Foreign Exchange Management

Article 26

The Company’s foreign exchange management matters shall be subject to relevant regulations on foreign exchange management of China.

Article 27

The Company shall open an account with the bank which is allowed to transact foreign exchange business in the territory of China with the business license issued by the administration for industry and commerce, and receipts and payments thereof shall be under the supervision of such bank.

English Translation of a Chinese Document

Chapter 8 Sale and Purchase

Article 28

The selling prices of the Company’s products shall be subject to relevant provisions on price administration of China and reported to the competent price administration authority and tax administration authority for record.

Article 29

The Company shall provide statistical materials and submit statistical statements in accordance with the Statistics Law of the People’s Republic of China and the statistical system of utilization of foreign investment of China.

Chapter 9 Profits

Article 30

The Company shall withhold reserve fund, employee reward and welfare fund from the after-tax profits according to law after paying the income tax in compliance with provisions of China’s tax laws. The withholding proportion of reserve fund shall not be less than 10% of the after-tax profits, and such withholding may stop when the accumulatively withheld amount reaches 50% of the registered capital. The Company may determine the withholding proportion of employee reward and welfare fund at its own discretion.

Article 31

The Company is solely responsible for its profits and losses and shall maintain the balance between foreign exchange income and expenditure on its own. The Company shall not distribute its profits before the loss from a previous fiscal year is covered, and the undistributed profits from a previous fiscal year can be distributed together with the distributable profits of current fiscal year.

Chapter 10 Employees

Article 32

Employment, dismissal, resignation, pay and welfare, labor insurance, labor protection, labor disciplines and other matters of employees of the Company shall be subject to the Sino-foreign Joint Venture Enterprise Labor Management Regulations and its implementing measures to make sure that employees work under normal conditions.

Article 33

The Company has the right to give warning to, record an offense of and punish by pay reduction the employees who violates the Company’s rules and regulations and labor disciplines to the extent of dismissal in cases of gross violation.

Article 34

Employees’ pay and treatment shall be determined by the legal representative and specified in the labor contract based on the actual conditions of the Company in pursuance of relevant regulations of China.

English Translation of a Chinese Document

 Chapter 11 Insurance

Article 35

The Company shall maintain all of its insurances with People's Insurance Company of China (PICC), and insurance coverage, insured value, period of insurance, etc. shall be subject to the provisions of the PICC.

Chapter 12 Trade Union Organization

Article 36

The Company shall establish a grass-root trade union organization according to law, which shall carry out trade union activities in pursuance of the Trade Union Law of the People’s Republic of China, to which the Company shall offer positive support and safeguard the legitimate rights and interests of its employees.

Chapter 13 Period of Operation, Termination and Liquidation

Article 37

The Company’s period of operation is 20 years as of the issue date of the business license of corporate legal person. If the Company needs to extend this period, it shall file a written application to the original verification and approval authority six (6) months prior to the expiration through resolution of the legal representative. This period can only be extended after the application is approved and change formalities are handled with the administration for industry and commerce.

Article 38

The Company may terminate the business in advance if it considers such termination is to its best interest, and the termination shall be approved by the examination and approval authority. The operation of the Company may be terminated upon the occurrence of any of the following events:

1.  The Company’s period of operation expires;

2.  The investor decides to dissolve the Company as a result of serious loss due to poor management;

3.  The Company is unable to continue operating because of severe damage as a result of force majeure, such as natural disasters, wars, etc.;

4.  Bankruptcy;

5.  Revocation according to law due to violation of China’s laws and regulations and offence against social and public interests;

Article 39

The Company shall make a timely announcement of its termination and carry out liquidation by following statutory procedures. The foreign investor shall not dispose the Company’s properties except for the purpose of implementing the liquidation before the completion of the liquidation.

English Translation of a Chinese Document

Article 40

Upon completion of the liquidation, the Company shall handle the formalities of cancellation with the administration for industry and commerce, submit the business license of corporate legal person for revocation and make a public announcement at the same time.

Chapter 14 Rules and Regulations

Article 41

The Company has the following rules and regulations developed through the legal representative:

1.  Operation and management system, including authorities and working procedures of all management departments under his/her supervision;

2.  Employees’ code of conducts;

3.  Labor pay system;

4.  Employee attendance, promotion and reward and punishment system;

5.  Financial system;

6.  Liquidation procedures at the time of the Company’s dissolution;

7.  Other necessary rules and systems.

Chapter 15 Supplementary Provisions

Article 42

The import of machinery equipment and other supplies (see lists), raw and accessory materials etc, and export of products shall take place in Huanggang and Xiamen ports.

Article 43

The amendment of these articles of association shall be agreed by resolution of the legal representative and submitted to the original examination and approval authority for approval.

Article 44

These articles of association shall be written in Chinese. It shall obtain the approval of PRC examination and approval authority, and take effect from the approval date.

Investor: Hong Kong Yik Chun Hung

Representative:

Signed at Bureau of Commerce, Jinjiang City in 2005

English Translation of a Chinese Document

Appendix 3

Jinjiang Yiheng Shoes Material Co., Ltd

Supplementary Articles of Association

Due to the need of Company development, it is proposed to increase total investment and registered capital. The articles of association are amended as follows regarding Company’s increase of total investment and registered capital:

1.  Modify Chapter 2 Article 7 of the original articles to: annual production of 38 million pairs of EVA soles and 20 million pairs of rubber composite soles. Annual value of production is RMB 800 million Yuan.

2.  Modify Chapter 3 Article 9 of the original articles to: The Company has the total investment of HKD 20,000,000.00 and the registered capital of HKD 20,000,000.00, all of which is contributed in foreign exchange.

3.  The Company investor shall subscribe 20% of the increase registered capital when the Company applies to change registration. The remaining amount shall be paid within two years.

4.  Other provisions of the original articles remain unchanged.

5.  These supplementary articles of association shall take effect after being approved by the original examination and approval authority and become an integral part of the original articles of association.

Investor: HongKong Yik Chun Hung

Signature:

Jinjiang Yiheng Shoes Material Co., Ltd

November 14th 2013

English Translation of a Chinese Document

Appendix 3

Jinjiang Yiheng Shoes Material Co., Ltd

Amendment to the Articles of Association

Due to the Company changes its legal address, relevant provisions of the Company’s articles of association are hereby amended as follows:

1.  Modify legal address in Article 2 of Chapter 1 of the original articles to: Jinjiang Economic Development Zone.

2.  Other irrelevant provisions of the original articles remain unchanged.

3.  These supplementary articles of association shall take effect after being approved by the original examination and approval authority and become an integral part of the original articles of association.

Investor: HongKong Yik Chun Hung

Signature of representative:

May 14, 2009